Exhibit 99.7
CONSENT OF PROSPECTIVE DIRECTOR
     The undersigned hereby consents to the references made to him, as a person who will serve as a director of EPIX Pharmaceuticals, Inc., upon the consummation of the merger, as described in the Registration Statement on Form S-4 and the Joint Proxy Statement/Prospectus contained therein.

/s/ Michael G. Kauffman, M.D., Ph.D.
Michael G. Kauffman, M.D. Ph.D.